December 1, 2022

Alpha Alternative Assets Fund

500 Newport Center Drive, Suite 680

Newport Beach, CA 92660

Re:	Alpha Alternative Assets Fund, File Nos. 333-231938 and 811-23447

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for the Alpha Alternative Assets Fund (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 10 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 1700	O: 614.469.3200
	Columbus, Ohio 43215-6101	F: 614.469.3361